Exhibit 99.2

Q1-2004 Earnings Conference Call Transcript

April 22, 2004

1:30 pm Pacific Time

Operator:	Good afternoon, my name is Amanda. And, I will be your conference facilitator. At this time, I would like to welcome everyone to Autobytel Inc. First Quarter 2004 Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press star then the number two. Thank you. I would now like to turn the conference over to Mr. Printer. You may begin your conference.

Hoshi Printer:

Thank you, Amanda. Good afternoon and thank you for joining us today to discuss Autobytel’s earnings for the first quarter of fiscal year 2004. With me is Jeffrey Schwartz, President and CEO of Autobytel.

We will begin with highlights of the quarter and a review of the financials. Jeffrey will discuss the business and then we will open up the call for questions.

Today’s conference call including the question and answer period, projections, or other forward looking statements regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release.

We would like to caution you that actual events or results may differ materially from those forward looking statements. We refer you to documents the company has filed with the SEC, specifically the Form 10-K for the year ended December 31, 2003.

These documents identify the principal factors that would cause results to differ materially from those forward looking statements.

With that, I’d like to turn the call over to Jeffrey.

Jeffrey Schwartz:	Thank you, Hoshi and welcome to Autobytel’s First Quarter Conference Call. I’m pleased to report continued progress in the financial and operational performance of the company.

Today, we report Q1 revenue of $24.8 million and net income of $2.1 million or 5 cents per share. Year over year, revenue increased 22% and net income increased 138%.

During the quarter, our cash balance increased by $2.6 million and we closed the quarter with over $64 million on hand and no debt. This amount excludes more than $10 million attributable to Autobytel Europe.

Hoshi will discuss the quarter in greater detail. And, I will reserve most of my comments for our business strategy and recent acquisitions including integration. Given our desire to discuss the recent acquisitions, we anticipate the call running about a half hour.

Before I turn it over to Hoshi, I want to briefly highlight a few of our accomplishments during the quarter, which were operational in nature and which give us great confidence about the trends we see in the business.

First, we are seeing the signs of some encouraging growth in our core business. Lead referral revenue increased sequentially by 5% or $900,000 and year over year by $2.2 million or 15%.

For the third straight quarter, we added retail dealers on a net basis around 200 in total, as our churn rate stabilized at 7% and new additions were very strong at around 580.

More dealers and improved marketing efforts translated into 860,000 monetized purchase requests for the quarter, an increase of 95,000 or 12% from Q4. Operationally, this is the most significant growth we’ve had in our core business in over two years.

Including our recently announced acquisition of Stoneage, we now anticipate monetizing approximately 4.5 million purchase requests in 2004, up 50% from 2003 levels at around 3 million.

Second, our traffic acquisition costs are trending down. Our cost per purchase request decreased 8% from $9.50 in Q4 to $8.75 in Q1. We are very pleased with the progress we’re seeing in this area of the business, which is the result of several quarters of focused work and continued expansion of Autobytel market share.

And, third, I’m pleased with the progress we are making on the marketing side of our business. We increased by five times the percentage of free purchase requests generated from natural search and had a sizable increase in free page views as well, which accounted for about 30% of our 100 million page views last quarter.

The numbers are relatively small today but the progress is dramatic and the economics are highly favorable. We feel confident that we will build on this progress throughout the year and expect that this will be an important source of growth and margin expansion going forward.

I will now turn it over to Hoshi to discuss the ins and outs of the P&L this quarter. Hoshi.

Hoshi Printer:	Thank you, Jeffrey. Let me begin with cash. We generated $2.6 million in cash in the first quarter ending with a cash balance of $64.3 million including long term investments.

The positive cash generation included the normal cash expenditures that are typical to our first quarter, such as, insurance payments and higher payroll taxes and benefits. This excludes $10.4 million in cash attributable to Autobytel Europe.

Going forward, we expect to generate cash every quarter this year. For the two acquisitions that were completed after March 31, we used $20.3 million in cash, $15.3 million for Stoneage, and $5 million for iDrive. So, we are essentially starting the second quarter with $44 million in cash.

For the sixth consecutive quarter, we generated net income which was $2.1 million or 5 cents per share versus $3.8 million or 9 cents a share in Q4 of 2003. As a reminder, in the last conference call, we discussed two items related to the fourth quarter, reduction in bad debt reserves of $900,000 and a benefit of $760,000 due to repayment of a loan by an ex-Autoweb employee.

Net income grew by 138% over the same quarter last year. We are also pleased that the net margin for the first quarter was of 2004 was at 8% double the margin for the same quarter last year.

We booked record revenue of $24.8 million, a 3% increase sequentially and 22% increase over the same period last year. Although, we have described the revenue reclassification in some detail in the press release issued today, it may be instructive to reiterate it now.

As we previously communicated to you, beginning in the first quarter of 2004, revenues are being reported in the new category of lead fees, advertising, CRM services, and data, applications and other.

The rationale for the new classification is to better align recorded numbers and metrics with internal operations and to provide increased understanding and transparency for the investors.

The first revenue category called lead fees represents fees that are paid by retail dealers and OEMs for the delivery of new and used car sales leads from Autobytel. In the first quarter, consumers submitted approximately 1.1 million leads to us.

We scrubbed out 204,000 leads in Q1 versus 194,000 in Q4 that did not meet our quality standards. Additionally, we decreased the number of unplaced leads to 57,000 in Q1 versus 61,000 in Q4 because of enlarged dealer coverage.

The lead fees revenue increased by 5% sequentially from $16 million in Q4 to a record $16.8 million in Q1 representing the strength in our core business. The volume of leads increased sequentially by 12% from 765,000 in Q4 to 860,000 in Q1.

Two thirds of the leads of 580,000 were sent to retail dealers and the remaining 280,000 were sent to OEMs. The mix remained the same compared to the fourth quarter when we delivered 506,000 leads to retail dealers and 259,000 to OEMs.

Our previously stated goal for 2004 was to deliver 3.5 million leads. With the acquisition of Stoneage, as indicted in last week’s press release, we intend to deliver 4.5 million leads this year.

The revenue for leads combining with both the retail and OEM was $19.59 in Q1 versus $20.89 in Q4. The 6% decline in the revenue was due to changes in the revenue reserve estimates from Q4 to Q1 and the increased volume of leads sent to the dealer on the fixed fee program.

We believe that our pricing is stable in the market place and expect it to remain so with an increased market share resulting from the recently announced acquisition of Stoneage.

As Jeffrey mentioned, the cost per lead declined by 8% from about $9.15 to $8.75 because of two factors. One, as we now allow consumers to select more than one dealer, we pay less for the additional lead.

These multi-choice leads constituted 6% of all the leads generated. The initial reaction to multi-choice leads is positive and preliminary data suggests that it increases the Autobytel close rate.

However, we are monitoring the market reaction both from the consumer and the dealer standpoint. Two, we have been successful in negotiating lower pricing for certain leads that are routed to our OEM customers.

The combined dealer count for both retail and OEMs increased from about 24,000 to 24,400. For the third consecutive quarter, we added retail dealers on a net basis and the churn rate is now stabilizing at about 7% for the quarter.

Lead fees generated from used cars grew 11% sequentially from Q4 to Q1. The revenue associated with the Stoneage acquisition is primarily lead driven. And, the model is very similar to the Autobytel model.

Therefore, going forward, the Stoneage lead revenue will be included in this category and a small portion will be captured in advertising.

The advertising revenue category remains unchanged from the prior classification and represents fees paid by marketers to advertise their products and services on our web sites.

Q1 revenue was $3.1 million essentially flat versus $3.8 million in Q4 [Notice: The correct Q4 number reflected in the press release, dated April 22, 2004, is $3.2 million]. Jeffrey has elaborated on the progress we have made in this business.

The third revenue category is CRM Services and represents fees paid by dealers and OEMs for services that help them automate their sales process and improve customer loyalty and retention marketing.

It includes AVV and RPM, the two CRM tools used at the front end and at the back end of the dealership, respectively. It also includes Autobytel’s proprietary and lead management system called iManager.

Our intent is to encourage our dealers as to migrate from iManager to AVV’s web control product. CRM revenue increased 4% sequentially from $3.3 million in Q4 to $3.5 million in Q1.

The total CRM dealer count for both AVV and RPM increased 5% from 3,774 to 3,971 offset by a decline in the dealers using iManager. The revenue associated with the iDrive acquisition would be captured in this category going forward, although after two quarters, we expect the RPM and the iDrive platforms to be integrated completely.

Data, applications and other. This category represents fees paid by dealers, OEMs, and third parties for the licensing of automotive pricing and specification data, custom software applications such as competitive/comparison modules, as well as, for other products.

It also includes training, international, and legacy products. In Q1 2004, the revenue in this category was $1.3 million versus $1.4 million in the prior quarter. About two-thirds of this revenue is from AIC.

This remains an important and strategic business for Autobytel as it provides the data, content, and applications that drive our consumer sites.

Turning to expenses. Total expenses including traffic acquisition costs increased by 8% from $21.1 million in Q4 to $22.8 million in the first quarter.

As I stated earlier, the fourth quarter expenses included a benefit of $900,000 because of reduction in bad debt reserves. Excluding this item, expenses increased by 3%.

Most of that increase was in the traffic acquisition costs for purchasing leads and for RPM. The expected contribution margin on incremental revenue of $800,000 in Q1 was offset by first quarter related expenses such as seasonally higher payroll taxes and benefits, annual insurance premiums, annual dealer convention and SOX compliance.

For 2004, the 404 attestation requirements for SOX compliance is estimated to be between $500,000 to $700,000. As discussed in the press release, we have consolidated Autobytel Europe in the company’s balance sheet in accordance with FIN 46R.

As of March 31, 2004, Autobytel Europe’s cash balance was $10.4 million. Beginning April 1, we will consolidate the results of the operations of Autobytel Europe in the company’s financial statements.

Autobytel’s current ownership position is 49% of Autobytel Europe. We expect that the impact of consolidation will be immaterial to our operations.

In 2004, inclusive of the two announced acquisitions, we expect to pay modest income tax associated with AMT.

In 2005, we expect to pay income tax. We are currently analyzing the impact of NOLs for 2005 and we will provide you additional guidance during the year.

The fully diluted share count for computation of EPS was 42.6 million in Q1 versus 41.9 million in Q4.

Because of the two acquisitions, the share count has increased by 2.7 million. Our estimate is that we will exit 2004 at 46.9 million shares and the average count for 2005 is estimated to be 47.6 million.

Consistent with the estimate in the last conference call, the CAPEX for Q1 was about $400,000. For the balance of 2004, including the integration of the two acquisitions, we estimate CAPEX to increase to a range of $800,000 to $900,000 per quarter.

The corresponding depreciation expenses are estimated to be about $1 million per quarter. We expect CAPEX and depreciation to continue at that rate in 2005.

We ended the first quarter with essentially flat head count at 328.

The net DSO declined from 41 days to 39 days. The DSO in the next two quarters may increase to the low to mid 40 ranges as we fold in the acquisitions.

In April, we announced two acquisitions, iDriveonline and Stoneage.

At this time, I would like to clarify the financial implications of those transactions. I will first address net income and growth followed by revenue and growth in the core business.

A typical transaction involves integration costs and amortization of intangibles. On a standalone basis, our diligence indicated that both transactions would be profitable in 2004.

In the recent press release, we estimated that for 2004, integration costs would be $2 million and amortization $2.2 million for a total of $4.2 million equating to about 9 cents a share EPS impact.

For 2004, we have also estimated the full year EPS of 25 cents or a net income of about $11 million. Adding back the 9 cents I just referenced would imply an ongoing EPS for 2004 of about 34 cents a share or $15 million in net income.

In 2004, because of very minimal tax payments, we can assume that PBT is almost the same as net income. For 2005, we provided PBT guidance to exceed $25 million compared to $11 million in 2004.

The $25 million PBT includes $2.7 million of integration and intangible costs compared to $4.2 million in 2004. This is what we meant when we announced that the deals were quote, slightly dilutive in 2004 and highly accretive in 2005.

Let me now talk about revenue growth and, in particular, the revenue growth for the core business. The key point to keep in mind is that the two acquisitions are so similar to the products we currently have that in two quarters we expect to integrate the platforms and subsequently it will be impossible to distinguish the revenue contributions separately.

Moreover, we have assumed revenue synergies by combining both the products and the resources, which would make it impossible to apportion the revenue growth. That is why we believe that it would be inappropriate to conceptualize and model the company’s financials in discreet compartments of Autobytel, iDrive and Stoneage.

With that background, we have stated that the organic revenue would grow 15 to 20% in 2004, which implies estimated revenue of about $105 million. I would like to remind you that the organic growth includes RPM.

We stated at the time of the first acquisition of iDrive that the revenue would be in the range of $105 to $110 million. Clearly, any revenue above the approximate $105 million level would be attributable to iDrive and the synergies between it and RPM.

Last week when we announced Stoneage, we gave revenue guidance of between $120 to $125 million. This would imply that Stoneage and the corresponding synergies would generate about $10 to $15 million in additional revenue.

The net of this explanation is that management believes that the underlying core business is strong and will grow about 15% to 20% in 2004. For discussion purposes, we have concentrated on 2004, although the same logic holds for 2005. This concludes my comments. Jeffrey will now discuss the business update. Jeffrey.

Jeffrey Schwartz:

Thank you, Hoshi. I’d like to begin my discussion with a brief recap of the Autobytel business strategy, then discuss how the recent acquisitions fit into our previously discussed strategic plan, then briefly review our approach to integrating these businesses.

Last October, I told you that the world was slowly turning our way and that the signs of progress were visible everywhere. Since that time, 2003 automotive ad spending has been released. And, it has further confirmed my bullish sentiment.

Last year, automotive manufacturers increased their Internet marketing spend by 44% from $110 million to $160 million. Internet spending grew at more than seven times the overall growth rate of around 6%.

The Internet accounts for only 1.5% of manufacturers’ measured media spending. This is still low given that consumers are increasingly drawn to the automotive Internet to help them cut through the media clutter to find useful information about products, features, and attributes which is what drives their product decisions today.

Gary Cowger, President of GM North America, gets it. He recently proclaimed that quote, the old marketing model is dead. By the way, Mr. Cowger puts his money where his mouth is.

In Q2, GM pulled $40 million of advertising from television. So, the question is, what rises from the ashes of the old marketing model? Simply stated, Autobytel does. Unlike broadcast advertising, our audience space is increasing not declining.

And, our consumers are in market car buyers not channel surfers. Our service is free to consumers and, in fact, saves them money. Our media is direct and measurable. And, our prices are highly competitive.

We provide content and distribution, buyers and sellers. And, we provide integrated tools to track and improve the overall effectiveness of marketing efforts in both sales and service, so focus is on building lifetime relationships with the most profitable customers.

We feel that we are well positioned in the market place with the right products and services for consumers, dealers, and manufacturers. We have spent the last three years preparing ourselves for this opportunity.

First, by improving our core business through operational excellence and increasing our profitability. And, now by leveraging the platform that we’ve built to drive further growth and market share for the future.

Let me discuss the two acquisitions in the context of the foregoing. The acquisition of Stoneage Corporation and its Car.com brand is consistent with our belief that the Internet will continue to evolve as the dominant influence in consumers’ car shopping and buying experience.

The Stoneage deal brings an additional 6,000 retail and enterprise dealer relationships to the company, adds 50,000 cars to our used inventory, and should increase 2004 purchase requests to 4.5 million, a 50% increase from 2003 levels.

It should have a similar effect on our market share of total new car buyers submitting a request through Autobytel taking that number from an estimated 7% in 2004 to around 9%.

This represents over $40 billion of new car sales and is a sizable increase from 2003 levels. Our goal of touching 10% of all new car buyers is well within reach, perhaps as soon as next year.

Why is market share so important? Simply stated, as Autobytel represents an increasing share of our customers’ total sales, we experience lower churn and increase pricing flexibility. We have already seen this to be the case with our best customers, and we believe the future holds great promise as we deepen our penetration in the market. Remember, it costs the dealer about $150 to sell a car through Autobytel and about $550 to sell a car using traditional media.

This gap will close over time. And, we should be the beneficiaries of this trend. Moreover, market share is the key driver of media costs. Here, more share translates into lower customer acquisition costs.

We are seeing this benefit in our business today and would expect this to expand margins over time.

On the advertising side, the acquisition should increase by over 1 million the number of consumers visiting an Autobytel site monthly.

This should accelerate future growth prospects in this important area, as we leverage our media expertise to optimize sales for the Car.com site including increasing their CPMs.

Our challenge has not been selling the media but increasing our supply. So, this will certainly help.

On the new products side, we pick up the finance leads business, which is the fastest growing product area for Stoneage and one which we believe is a great compliment to our sales generation business.

Today, Stoneage is generating and selling over 50,000 finance leads monthly. Adding Autobytel consumer reach and dealer distribution should allow for even more aggressive growth going forward.

We believe that the integration of Stoneage – of the Stoneage business will be relatively straightforward, as we’ve been through a similar integration with Autoweb.

We plan on keeping the folks in Detroit that are engaged in the new product areas, the most complimentary and productive among their sales force, and some key OEM account executives.

All technology, product marketing, and general management functions will be moved to Irvine. We anticipate that approximately half of their 70 or so employees will be transitioned out of the combined business.

Approximately half of these employees have already been transitioned out with the balance coming out over the next couple of quarters.

Turning to iDrive, this acquisition is consistent with our belief that dealers will increasingly turn to CRM marketing tools and services to enhance their customer loyalty and retention market initiatives.

Let me give you some context here. The service business is critical to dealers representing about 12% of their revenue but 48% of their operating profit. We recognize the opportunity here two years ago when we set out to build our RPM product.

We believed then, as we do now, that dealers would leverage best in class technology to create and nurture lifetime customer relationships. We were right, and RPM has turned out to be the fastest growing area of Autobytel.

So, if we have a great product in RPM, why make an acquisition? Let me give you three reasons. First, we expect that the acquisition will have a favorable impact to market structure.

The combination of the two businesses will create a $15 million product group for Autobytel this year and one that should grow beyond $30 million next year. This puts Autobytel in a position of market leadership with a unique ability for large scale enterprise deployments.

As evidenced by our recent announcement with Mitsubishi, this capability has become a critical element to manufacturers, as they choose their marketing partners.

Second, the acquisition should accelerate profitability in this area, as we use the scale in the business to leverage both fixed and variable costs.

We anticipate cost reductions in just about every area from data to fulfillment to head count, which should expand margins over time.

And, third, it brings together the unique features of two leading products in the industry, which should drive ASPs going forward.

The RPM product will add an online sales prospect and retention tool, enhanced data and segmentation capabilities and improve dealer reporting. These are the tools that iDrive has used to generate higher monthly fees per dealer and RPM, over $2,000 versus $1,100 for RPM.

Again, we believe that the integration of iDrive will be relatively straightforward. Within six months, we expect to have a fully integrated RPM platform that will combine the best of both products.

In the interim, we will need to support both products. The founder and CEO of iDrive will be the VP/General Manager of this program going forward. And, he is a terrific addition to the Autobytel management team. We anticipate that within six months, there will be some head count reductions.

Let me make a comment about the discipline of integration at Autobytel. Our integration approach is to tightly integrate acquisitions to gain synergies, leverage, and the benefits of product integration.

All corporate functions including general management, product marketing and IT will be consolidated with corporate operations. Sales functions for the two businesses have already been integrated with those at Autobytel.

We have spent months planning these integration projects. And, they are off to a roaring start. In two quarters, we expect that these businesses will be indistinguishable from what you know today as Autobytel.

Let me also make a brief comment about the disciplined acquisitions in Autobytel. We have seasoned professionals in this area of the business. And, we apply strict criteria for evaluating prospective acquisitions.

Both of these deals fit squarely inside that criteria. And, we are very comfortable with our ability to realize the synergies and financial benefits of these deals. However, it is important to remember that we are still in the first inning of the automotive Internet—a game that will be played out over the next several years and one that we intend to win. We will continue to focus on the numbers. And, we will not miss an opportunity to build and prepare this business for the sizable market opportunity that is ahead of us.

Should you expect more acquisitions? The answer is yes. Will they be accretive? The answer is yes with one important caveat. As Hoshi noted, many transactions involve integration costs and non-cash intangible amortization.

We are prepared to work our way through these charges for a couple of quarters, if we believe the pay back to be substantial and comes in the form of expected increases to shareholder returns.

That was the case with the two acquisitions we’ve completed this year and any more that we might contemplate going forward. To be clear, the two recently announced acquisitions are accretive excluding these items. With that, I will open the call up to questions. Operator.

Operator:

At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question is from Mark May with Kaufman Brothers.

Mark May:	Hi, thank you very much, good afternoon.

Jeffrey Schwartz:	Hi Mark.

Mark May:

Hi guys. I had three questions. The first one’s on Stoneage. I guess, if you back out some of the numbers that you’ve given there, it looks like that their average revenue per lead is somewhere in the $10 range, nearly half of what your average is. If you could just verify that that’s true and what opportunity do you think that you can get that lead fee up over time?

Second question has to do with ad revenues, they’ve been flat for a few quarters here. And, seems like that you would have more opportunity to kind of grow that revenue bucket over time. And, just wondering if you think there’s some opportunity there? And, if so, what is it?

And, then the third question has to do with your comments with regards to one of the drivers that drove down the average revenue per lead that you talked about the fixed fee dealers, which I think, is about half of your retail dealers, you know, receiving more leads.

And, I’m wondering, is that a function of the conversion rates of those particular dealers coming down. If you could just kind of walk us through what’s driving that, that would be great.

Jeffrey Schwartz:	Hey Mark, this is Jeffrey. I’ll take a couple of these, and I’ll give a couple to Hoshi. On the Stoneage ASP, your analysis is mostly accurate. They do have a lower ASP than we do in the market place.

And, we enjoy that ASP in part because, you know, we are the market leader. And, we have a pretty rigorous system of quality verification and we have the dealer support and the training and the tools and all that.

That’s principally why we get the premium. The answer to your question is unequivocally yes, we would expect to conform their ASPs over time to the ones which we currently enjoy. That will not be an immediate activity, Mark.

It will be an activity that will involve first converting all their leads having them go through our quality verification system, seeding that in the market place, providing the level of customer service and support that we’ve currently provide in the past. Then, I think, you’ll see the ASP go up.

Second question on advertising, I’ll take and I’ll give the other one to Hoshi. The revenue is sequentially flat in advertising. And, it’s largely driven by the fact that we had sort of an uneven distribution of traffic during the quarter.

January was very light, seasonally. It’s kind of a light month in the automotive advertising world. But, it was very light for us. We came back very strong in the second half of February and finished very strong in March going into April.

The results of that was that our advertising sales efforts just frankly didn’t catch up to the impressions that we had to deliver. And, so as I look at the percentage of total inventory sold over the last number of quarters, it’s been very high, in the high 90% range.

And, it came down 5 to 10% in Q1. We would expect it to come back up in Q2, as I said, as our sales efforts catch up. But, you know, we still continue to put all of our energy and focus on driving quality traffic to the site.

And, that has been a project that we’re working on. We’re making a tremendous amount of progress with the search engines, as I had indicated in my comments. We see our listings and our index pages going way up.

We’re in the process of optimizing those, Mark. Those bring very high quality, low cost or no cost visitors to the site. And, so we expect that to be a driver of supply.

The issue is really is not one of demand. It’s just our ability to bring high quality traffic to the site. As regards to the ASP on the fixed fee dealers, I can give that to Hoshi.

Hoshi Printer:

Hi Mark, this is Hoshi. Mark, on the fixed fee, there are about 60% of our dealers on fixed fee, that is. And, so contractually if a lead comes to that particular area, we are obligated to send it to them.

And, it just so happened that higher percentage in this quarter came to those fixed fee dealers. Now, that varies every quarter. So, you know, I think, we should be back to normal probably this quarter. I do not expect the fees to go down, the revenue per lead to go down.

On the Stoneage leads, I would just add one more color to your comment and the question that you asked and to the comments that Jeffrey made. Stoneage leads, there is higher proportion of leads going to OEMs versus those going to retail. That is why their overall ASP is a little bit lower.

Mark May:

And, Hoshi, just to follow up, you mentioned at the end there that you would not expect for the revenue per lead to decline in the second quarter. But, does that take into account the inclusion of Stoneage?

Hoshi Printer:	No, that did not.

Mark May:	Okay.

Hoshi Printer:	That was excluding Stoneage. That’s a good clarification, thanks Mark.

Mark May:	Okay, thanks.

Operator:	Your next question is from Frank Gristina with Avondale Partners.

Frank Gristina:

Thanks guys. The question on the – you talked about bringing the average cost per lead down just to kind of close the loop on leads. Multi-choice is one, lower cost for leads that end up being routed to OEMs.

Is the other – can you talk about natural leads that you generated during the quarter or percent of the leads placed that were natural to Autobytel sites? And, then maybe expand on efforts to increase that number?

You know, for example, a Google search where you’ve moved up noticeably in the rankings in the recent months. Does that have an impact or what kind of impact do you expect that to have on your costs per lead, say you know, from the end of this quarter to fourth quarter of the year or first quarter of next year?

Jeffrey Schwartz:

Great, thanks for the question Frank. This is Jeffrey. A couple of things, first on the natural search site, I told you that we increased substantially the total number of purchase requests that we received free from the search engines through our indexing.

You referenced the fact that we have had a recognized precipitous increase during Q1 of our Google rankings. And, we now have in excess of 200,000 pages indexed there. We’re in the process of optimizing all those pages.

First comes page views, then comes purchase requests is what I would tell you, as we make those indexed pages more relevant and put consumers into the right pages. So, we’re very pleased with our efforts.

As I said, it’s still a pretty small number. But, it certainly is a contributor to an 8% sequential decline in the price per purchase request. Overall, we see that as being a driver of our total, you know, free purchase requests, our total direct to site purchase requests.

And, that went up a point or two during the quarter. So, continue to focus on it. And, something we’ve been talking about. It’s not something that happens over night. But, we’re very pleased with the progress that we saw during Q1. And, as I said on the traffic side, we roll into Q2, we think, pretty strong.

Frank Gristina:	Can you remind us what the cost per lead was in the fourth quarter again? I know you said it, but I missed it.

Jeffrey Schwartz:	Nine dollars and 50 cents – down – $9.50.

Frank Gristina:	And, the standard question, how are your unique visitors during the quarter? Can you track that by month or give us an average monthly unique visitors?

Jeffrey Schwartz:

Yes, again, I said that the visits were down in January and then very good in February and in March. I think, the average for the entire quarter was around 6.5 or 7 million. But, I could refer you to comscore and get you some more detail on that.

Frank Gristina:	Okay, thanks a lot guys.

Jeffrey Schwartz:	Okay, thanks Frank.

Operator:	Your next question is from Peter Treadway with Tracer Capital.

Peter Treadway:	Hi guys, how are you?

Jeffrey Schwartz:	How are you, Peter?

Peter Treadway:

Two questions, you guys talked about advertising being down due to less traffic. But, it seems like with the number of leads that you generated that actually traffic was up and that corresponds with the fact that your cost per lead was down. So, could you help me reconcile the advertising versus the total purchase requests going up and also the cost per lead – cost per purchase request going down?

Hoshi Printer:	Yes, this is Hoshi. Your question is very good. And, let me give you the background by saying that what Jeffrey said was our problem was one of not one of demand but one of supply.

However, there is a timing issue here, also. And, the timing issue is that the volume of – as the volume of leads increase, they did not come proportionately in every month.

So, as the page views increased very rapidly in February and then especially in the month of March. So, we did not have enough time to sell all those page views. That is why we think going forward we have a good opportunity to continue that higher revenue trend of March.

But, for the whole quarter, was that purchase requests were high which translated into more page views, we could not monetize those page views very rapidly.

Peter Treadway:	Okay.

Hoshi Printer:	It’s the matter of we did not have enough lead time to sell them.

Peter Treadway:

And, the second question was with regard to dealer churn. You guys have brought that down considerably. Do you think that will pick up as you try and transition Stoneage dealers from $10 a lead to probably $20 a lead? Will that number pick up for that 25% of the dealerships that overlap?

Jeffrey Schwartz:

Peter, this is Jeffrey. This one point of clarification, the Stoneage ASP in the market place, in the retail market place is not $10. I think, you know, the number would be closer to probably $17 or $18.

Peter Treadway:	Okay.

Jeffrey Schwartz:	So, there’s probably – and, what you’re probably looking at is thinking about is kind of blended average between their enterprise and retail ASP. Yes, there might be some churn that may increase.

But, again you know, the overall number of retail dealerships is going to increase by 1,300 as well. So, on a percentage basis, I don’t know that it would have any sort of, you know, real impact.

Peter Treadway:	Great.

Jeffrey Schwartz:

But, you know, we’re focused on that. We have been communicating with all our new customers. We have our new sales folks in town for two weeks beginning next week. We’re very active, very engaged. There does not appear a one week out, if that’s any indication. There does not appear to be anything that would give us concern.

Peter Treadway:

And, should we have already started to see – you mentioned that you’ve been in process of integrating some of the acquisitions already. Should have already started to see those hit the P&L in terms of the integration costs?

Jeffrey Schwartz:	Certainly, in Q2, yes.

Peter Treadway:	Okay.

Jeffrey Schwartz:	Yes.

Peter Treadway:	Okay, thank you.

Hoshi Printer:	Yes, the integration costs will start hitting us from the day we announced those two deals.

Peter Treadway:	Okay, thank you.

Hoshi Printer:	Thanks Peter.

Jeffrey Schwartz:	Thanks Peter.

Operator:	Your next question is from Peter Mirsky with Oppenheimer.

Peter Mirsky:	Thanks very much guys. Can you just talk a little bit – I knew you broke out the leads by retail and by OEM. But, can you talk about leads per dealer? You want to give some of the numbers on the call, so I haven’t had a chance to work through and what the trend is adjusting for the seasonality? Whether that’s up or down?

Hoshi Printer:	Okay, on the fixed side, clearly the number of leads that we send to the dealer per month, on a monthly basis went up, that was one of the reasons that I cited.

And, it went from about – we normally sent about – sending about 30 leads a month to the fixed fee dealers, that went up to about 32 to 33. And, for the flex fee, it’s running in the high 30’s. But, that’s what the trend has been. Peter, does that answer your question?

Peter Mirsky:

Yes, how about on revenue per leads, just breaking it out on the – I guess, what you used to call the program versus enterprise. You gave the blended number this time. But, could you break those out separately?

Hoshi Printer:	Let me give you the member number. The old one that you are familiar with, which is about $25, $26 that was about $24. And, I told you why…

Peter Mirsky:	Right.

Hoshi Printer:	For the reason. The corresponding number was $25.75 in Q4, the new numbers and $23.63 in Q1, those are the new numbers.

Peter Mirsky:	Okay, and a number, I guess, you haven’t traditionally given. But, if you could, the – on the enterprise, the OEM side.

Hoshi Printer:	Yes, you know, you are absolutely right. We have not given that OEM number in the past. And, I think, we have given you the blended number.

Peter Mirsky:	Okay.

Hoshi Printer:	But, you can get there.

Peter Mirsky:	Okay, thank you.

Hoshi Printer:	At least, you can make an effort.

Peter Mirsky:	Sure, sure, thanks.

Hoshi Printer:	Thanks Peter.

Operator:	Again, to ask a question, please press star one on your telephone keypad. Your next question is from Al Kaschalk with MDB Capital.

Al Kaschalk:	Hey Jeffrey, hey Hoshi.

Jeffrey Schwartz:	How are you?

Hoshi Printer:	Hey Al.

Al Kaschalk:

Good. Just a more of a question for the next couple of quarters and out here strategically on the Stoneage acquisition. But, you haven’t really talked too much about it, although, you did mention it on the finance lead generation, specialty finance.

It’s a little bit different than what maybe you’ve talked about historically and with Autobytel’s historical model. Am I reading something into that? Or, could you comment on that?

Jeffrey Schwartz:

Well, you can read the opportunity into it. And, we’re very excited about it. The finance business, as you probably know, represents about 30% of dealers’ total revenue but over 30% of their operating profit.

It’s an enormously profitable area of business for our customers. The business model in the finance leads area is again not to compete with the dealer for the finance business but to generate the finance applications for the dealer.

It’s a 17 field application that involves running the customer’s credit. And, then in essence, selling that to the dealer as we would sell a purchase request on the sales side. The reason the dealers love this business is because, as I said, it’s very profitable.

And, for a specialty finance consumer, the dealer will typically want to put them in the finance before they put them in the car, meaning a lot of times the consumer will ask for more car than they can afford.

Al Kaschalk:	Right.

Jeffrey Schwartz:

So, the way it typically works in this business is that you get the credit first and then you figure out what car you can buy. So, we love the business. We think, that we’re going to provide a lot of consumer reach to this product.

And, then obviously, a tremendous amount of dealer distribution. So, you know, we’ve told you that’s it’s doing over 50,000 leads a month today. ASP in the mid-teens, lower customer acquisition costs, we think, this is a terrific business for us going forward.

Al Kaschalk:	Would that be logical to extend to other products? Specifically what comes to mind, as it relates to a dealer in selling cars, would be insurance.

Jeffrey Schwartz:

Yes – I wouldn’t say that we’re looking at that business now. You know, there’s not as much business - insurance business that gets done at the dealership as finance business. So, we’re focused on building up the finance product.

Al Kaschalk:	Thank you.

Jeffrey Schwartz:	Thank you.

Operator:	Once again, to ask a question, please press star one on your telephone keypad. Your next question comes from Mark Argento with Think Equity Partners.

Mark Argento:	Good afternoon, guys. Just a little clarity if you would on your tax situation for 2005 and what are the issues that you have to, you know, look at? And, what should we be [unintelligible]?

Hoshi Printer:	Mark, this is Hoshi.

Mark Argento:	Hi Hoshi.

Hoshi Printer:

Okay, Mark for 2004, we have talked about – for 2004, that we have said that, you know, there will be very minimal taxes. We’ll pay probably the alternative minimum tax that is what we’ll end up paying because of the NOLs.

For 2005, as I’ve indicated to some of you in the past, we are studying our NOLs. We currently have $63 million of federal NOLs that we disclosed in the 10K. However, we are analyzing it at a deeper level to see if there’s some greater benefit that we could get probably in 2005.

So, we will keep you informed. So, in the meantime, I would say, there will be some taxes that we’ll have to pay under the current NOL situation. But, I cannot expound on it anymore than what I’ve just told you, only because we are studying that situation.

Mark Argento:	Okay, could you provide some general sensitivity? I mean, worse case, you pay full, you know, income tax, best case, you pay 5 or 10% or…

Hoshi Printer:

I would say that we will probably even in the worse case, we will not end up paying the full income tax. I mean, assuming there’s probably some 20 some percent range, I do not know. But, it won’t be 37, 38%, I don’t think so, not for 2005.

Mark Argento:	Okay, thank you.

Operator:	Your next question is from Tobey Somner with Suntrust.

Tobey Somner:

Good afternoon. I apologize if you’ve touched on this already. I joined the call late. Could you comment about what the acquisition market looks like and the degree to which you may add to your business? Sort of which direction you think you’re likely to add over coming quarters and years? Thank you.

Jeffrey Schwartz:	Yes, thanks Tobey, this is Jeffrey. The strategy that we’ve been articulating here for some time is one of deepening our penetration in a lot of the businesses that we’re currently in.

So, sales generation, businesses that help us on a sales generation side, businesses that add to our advertising business. Businesses that deepen our penetration in the CRM category, which we think is, you know, is a very good area and one that’s grown 145% year over year this quarter.

And, then next the data and applications business, which has not been a high growth business for us to date. But, we think it’s a very important business and one where scale and leverage would be very beneficial.

So, look to us to do deals in areas where we can add scale and leverage, as I said, to our core business areas where there’s revenue synergy and areas where there is easy expense synergy.

And, obviously, look to us to do deals that would be accretive certainly within a couple of quarters. The acquisition market is, I think, there’s a lot of opportunity out there for us, Tobey.

We have had and continue to have some very good discussions with folks out there. There’s some terrific companies. And, you know, as I said in my script, we indicated that we will not be reticent about investing in this business.

We’re very optimistic and bullish about the opportunity. We think, it’s an enormous opportunity. And, one which, you know, the full benefit cannot be realized if one has one or two quarter orientation to the business.

Tobey Somner:	Thank you very much.

Jeffrey Schwartz:	Thank you.

Operator:	At this time, there are no further questions. Are there any further remarks?

Jeffrey Schwartz:	There are no further remarks. Thank you for everybody’s time. Bye bye.

Operator:	This concludes today’s conference call. You may now disconnect.

END